Exhibit 99.4

Q1 2015 Earnings Prepared Comments
Jon Puckett, Celanese Corporation, Vice President, Investor Relations
Welcome to the Celanese Corporation first quarter 2015 financial results recording. The date of this recording is April 16, 2015. Please note that no portion of this presentation may be rebroadcast or reproduced in any form without the prior written consent of Celanese.
My name is Jon Puckett, Vice President of Investor Relations at Celanese. Today you will be hearing from Mark Rohr, Chairman and Chief Executive Officer, and Chris Jensen, Senior Vice President, Finance.
The Celanese Corporation first quarter 2015 earnings release was distributed via business wire this afternoon and posted on our website, www.celanese.com, in the Investor Relations section. The slides referenced during this recording are also posted on our website. As a reminder, some of the matters discussed today and included in our presentations may include forward-looking statements concerning, for example, Celanese Corporation's future objectives and results. Please note the cautionary language contained in the posted slides. Also, some of the matters discussed and presented include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our website in the Investor Relations section under Financial Information. The earnings release, presentation and non-GAAP reconciliations are being furnished to the SEC in a Current Report on Form 8-K.
You will also notice that this quarter we began providing financial information grouped for Materials Solutions, which includes the Advanced Engineered Materials and Consumer Specialties segments, and the Acetyl Chain, which includes Acetyl Intermediates and Industrial Specialties. Mark Rohr will discuss this change in his comments. He will also review our consolidated first quarter results, provide an update on the Clear Lake methanol project and provide an update on our outlook for the remainder of 2015. Chris will then comment on year-over-year results, cash flow and tax rate. I'd now like to turn it over to Mark.

Mark Rohr, Celanese Corporation, Chairman of the Board of Directors and Chief Executive Officer
Thanks, Jon, and welcome to everyone listening in today.
Over the last several years we have driven record earnings by building the capability to support our core value generating propositions, the Acetyl Chain and Materials Solutions. And as Jon mentioned, we're now taking additional steps to better align all of Celanese in support of these two value drivers. In the Acetyl Chain, we create value by leveraging a fully integrated and industry leading technology across an unmatched global platform to supply acetic acid and derivatives. This business is uniquely positioned to rapidly respond to market needs to best support global trade flows and to serve a very broad array of customers. And in doing so, we distance ourselves from others in this space. In Materials Solutions, our foundation of chemistry and polymerization technology is combined with leading application expertise and deep customer engagement to create products and applications for diverse and highly valued end markets.
These two business cores are made even more successful by sharing technology, production assets, having fully integrated systems and research resources that allow us to be more responsive to market needs while operating at lower costs than others. Our growth strategy has been based upon these two value equations and organizing more completely around these cores is the next logical step to bring further gains in efficiency and higher earnings for shareholders. So, this quarter we'll begin presenting results in a consolidated fashion for these two value equations while also providing the specific results for each business segment should that be of interest.
Now let's move on to consolidated results. I am very pleased to report first quarter adjusted earnings of $1.72 per share representing 34 percent earnings growth sequentially and 29 percent growth year-over-year. This record quarterly performance also reflect the swift action taken to help address the impact of raw material deflation, the precipitous fall in foreign exchange rates as well as anemic growth in some markets. Our teams did a tremendous job of maintaining pricing in the face of significantly lower raw material costs. We also successfully offset a significant a decline in the Euro to dollar exchange rate, which fell from 1.25 in the fourth quarter to 1.13 in the first quarter, with productivity programs as well as lower energy costs.
For the company as a whole, revenue was $1.5 billion for the quarter, which is down 7 percent from the fourth quarter. Deflation and currency negatively impacted revenue by approximately 10 percent while volume provided a favorable offset of 3 percent. The benefits derived from our focus on increasing commercial flexibility, improving management of our product and application pipeline and productivity measures throughout the company contributed materially to our outstanding results and enabled us to more than offset the challenges we faced in the quarter. We generated consolidated adjusted EBIT of $350 million realizing a 24.1 percent margin, which is more than a 600 basis points improvement sequentially and year-over-year.
We also generated strong operating cash flow of $270 million which translates into $181 million of adjusted free cash flow. These are both first quarter records and were driven primarily by earnings and good management of working capital. We are really proud of these results and the organization's focus on execution across all businesses and I want to thank the global teams that worked incredibly hard to deliver the quarter.
Now let's move on to Materials Solutions. Core income was $196 million on revenue of $570 million. Core income margin was 34.4 percent, expanding 580 basis points sequentially and 310 basis points year-over-year. Engineered materials generated $104 million of segment income and expanded margin by 11 percentage points demonstrating the value of our products and applications technology. Continuing to deliver value in this business depends on our ability to effectively create and manage a pipeline of new opportunities. During the quarter we had over 300 projects complete and launch, which includes both new products and new applications. One example is an under the hood application where our material offers better efficiency and reliability for the customer and facilitates improved water flow in the cooling system. We also provided a new material for a smart phone customer, enabling a thinner, more compact design which is a critical factor in that space. Sequential volumes in engineered materials increased 6 percent, mainly on higher volume across most European end-use markets that we serve, especially autos where we also increased volume sequential in the Americas. Global auto builds increased about 1 percent sequentially, with North America up by about 1 percent and Germany up by about 7 percent. Pricing also increased from the prior quarter by 2 percent driven by medical and auto applications in the Americas and electronic applications in Asia. While currency was a 4 percent hit to revenue sequentially, its profit impact was more than offset by productivity initiatives and lower raw material costs, like ethylene and methanol. Our engineered materials business really delivered this quarter with $61 million of earnings, excluding affiliates, which is one of the highest levels in our history.
In Consumer Specialties, segment income was $92 million, $35 million lower than the prior year, on revenue of $227 million. Volume decreased 16 percent sequentially, consistent with our expectations and previous reports as customers across the industry reduced their tow inventories. Pricing was down 2 percent impacted by a legacy flake contract and lower tow pricing. However, productivity efforts and lower raw material costs allowed us to expand first quarter segment income margin to 40.5 percent, a 90 basis point improvement sequentially. Great team work.
Now for the Acetyl Chain. We generated core income of $167 million on revenue of $908 million. Core income margin was 18.4 percent, up 370 basis points sequentially and 750 basis points year-over-year. These strong results were driven by our unique ability to deliver value across the entire Acetyl Chain. Sequentially, volume increased 5 percent primarily driven by solid European demand for our emulsion polymers and Asian demand for EVA polymers. Although price was 10 percent lower in the quarter, we held enough price to drive margin expansion as raw materials were almost $100 million lower sequentially. In particular, we saw margin expansion in emulsion polymers as raw material costs that pressured margins in 2014 began to subside. Currency was a 4 percent headwind to revenue, but its profit impact was more than offset by focused spending and productivity programs, mainly in Acetyl Intermediates, which along with lower energy costs contributed to margin expansion. For the quarter, Acetyl Intermediates and Industrial Specialties increased margins sequentially by 240 basis points and 800 basis points, respectively.
Shifting gears let me take a minute to update you on methanol. We continue to make good progress in Clear Lake and I am really proud of the team's focus and effort. During the quarter, we completed the control room, had roughly 40% of the construction packages turned over and reached the 80% project completion milestone. Our slide presentation includes an update on the construction status and milestones. While going very well, tightness of skilled labor in the region, especially in piping welding trades, has kept our efficiency lower than desired. We've overcome this by adding staff, so we forecast the cost to complete the unit will be slightly higher than our original cost estimate. Despite the efficiency concerns expressed, we maintain our timeline to complete the unit in September and begin methanol production in October this year.
This morning we announced an agreement with Mitsui, our Joint Venture partner in the Clear Lake project, to exclusively explore a joint venture for methanol production at our integrated chemical plant in Bishop, Texas. The potential methanol unit at Bishop is expected to have an annual capacity of 1.3 million tons and would leverage the design benefits of the Clear Lake unit under construction. A final decision to build this unit will take some time and must consider several factors, including prevailing methanol and energy market conditions and construction efficiency and cost. We have also entered into a five year arrangement to purchase methanol from Mitsui's off-take from the joint venture at Clear Lake once it is completed. This agreement allows us to balance our methanol needs in the US ensuring a long-term and competitive supply of methanol while working with Mitsui on options for Bishop.

So with the first quarter behind us, I wanted to level set on the rest of the year, highlight some of the headwinds we are dealing with and, perhaps more importantly, some of the actions we are taking to offset them.
Since the last time we spoke there are some puts and takes to our outlook. First, we've had better success overcoming the Euro : Dollar exchange rate than we anticipated in January and we will continue our efforts to drive pricing to do so. However, the Euro : Dollar exchange rate is about 10 Euro cents worse than when we last talked to you. If the rate remains consistent, this would be an earnings headwind ranging from $0.25 to $0.30 per share for the rest of the year. So we've got more work ahead of us to manage this.
You've also seen early results of company-wide efforts to align ourselves with the two cores and realize our strategic earnings growth objectives. Through this process we have identified additional cost savings and efficiencies to help offset the currency headwind. Looking at each business and each function we have identified approximately $40 to $50 million, or about $0.20 to $0.25 per share, of productivity savings for the remainder of the year that is incremental to the $60 million of savings we discussed last quarter. In the aggregate we expect about $100 million of cost savings in 2015 and the majority of these actions will yield sustainable cost savings in 2016 and beyond.
Also, as we consider the scheduled startup of our new methanol unit, lower natural gas pricing and lower domestic methanol pricing should result in a headwind of about $0.25 to $0.30 per share over the last two quarters of the year, but this estimate is lower than our prior range of estimates by about $0.10 to $0.15 per share.
Rolling these items together, with record first quarter performance and opportunities to increase earnings in both cores, we're raising our outlook for 2015 adjusted earnings to a range of $5.60 to $5.90 per share, which keeps us on track to achieve our long-term financial objectives of double-digit earnings growth on a five year CAGR basis.
For the second quarter, we expect adjusted earnings will be about $0.30 - $0.35 per share lower than the first quarter due to the lower Euro Dollar exchange rate and lower sequential earnings from our equity affiliates as MTBE pricing begins to impact our Ibn Sina venture. Recall, that our earnings from this venture are on a one quarter lag. Additionally, we expect BU other will be slightly higher next quarter. Each of these is about a third of the headwind. While, we expect continued good performance from the businesses, this will be offset by slightly lower sequential earnings in the Acetyl Chain. With that, I'll now turn it over to Chris.

Chris Jensen, Celanese Corporation, Senior Vice President, Finance
Thanks, Mark.
Let me take a moment to review the year-over-year results for the first quarter. Adjusted earnings per share for the quarter was $1.72, a 29 percent improvement over the prior year quarter. Our commercial efforts across the company successfully offset the earnings impact of the Euro weakening from 1.37 to 1.13. Consolidated volume declined 6 percent, primarily driven by tow inventory de-stocking. Consolidated pricing decreased 3 percent reflecting global deflation in commodity prices. However, we expanded margin by 640 basis points reflecting the value we create for customers in engineered materials and our increased ability to extract the most value through the entire Acetyl Chain.
Let's briefly touch on Other Activities, a $13 million expense in the quarter. Other Activities includes a number of spending items like corporate functions, global pension interest expense and expected [asset] returns, as well as foreign currency hedging impacts, to name a few. Other Activities was $23 million lower sequentially due to the productivity efforts that Mark mentioned earlier as well as multiple puts and takes including the impact of a weaker Euro and lower pension expense. Going forward, we expect this line item to trend upward due to the timing of compensation expense.
Shifting now to cash flow. We had a strong first quarter of cash generation. Both operating cash flow of $270 million and adjusted free cash flow of $181 million were first quarter records. Operating cash flow was $106 million higher than the prior year quarter primarily due to strong earnings and working capital performance. We continue to make progress on our strategic capital investment like the methanol unit at Clear Lake, Texas and we completed the installation of natural gas boilers at our cellulose derivatives facility in Narrows, Virginia. Net capital spending was $82 million in the quarter and we continue to expect 2015 capital expenditures will range from $350 to $400 million.
We closed the quarter with $851 million of cash on the balance sheet. Almost all of this cash sits outside the US and is expensive to repatriate if not accessed via tax efficient means. Based on our current operating cash generation and normal level of cash needs, we currently do not anticipate the need to repatriate funds. However, we are constantly working on efficient ways to access and deploy our global cash balance so we can continue to strengthen our balance sheet and return cash to shareholders.
Now on taxes. The effective adjusted tax rate for the first quarter of 2015 was 18 percent compared to 21 percent in the first quarter of 2014. The lower effective rate was primarily attributable to changes in the jurisdiction mix of earnings related to implementing a centralized European operating company as well as increased earnings in other favorable jurisdictions. Net cash taxes paid were $19 million in the first quarter of 2015 compared with $24 million in the prior year quarter due to the geographic distribution of earnings previously mentioned. The effective US GAAP tax rate for the first quarter was 24 percent compared to 29 percent in the prior year. While we expect the adjusted tax rate to remain consistent through the year, there could be some volatility in that rate due to the jurisdiction and variability of earnings.
This concludes our prepared remarks and we look forward to discussing our results with you on our earnings call Friday morning. Thank you.